Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448
GUARANTEED WITHDRAWAL BENEFIT XI RIDER — SINGLE LIFE
Pacific Life Insurance Company, a stock company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
The purpose of the guaranteed living benefit provided under this Rider is to provide security through a stream of income payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination of Rider provision.

ICC13:20-1260	1

RIDER SPECIFICATIONS
Rider Effective Date:
Annual Charge: % (% quarterly)
Minimum Annual Charge: 0.40% (0.100% quarterly)
Maximum Annual Charge: % (% quarterly)
Determinants of the Annual Charge:

If the 10 Year Treasury Rate* is:	The Annual Charge Cannot Exceed:
Less than 2.00%	2.00% (0.500% quarterly)
2.00% to less than 4.00%	1.50% (0.375% quarterly)
4.00% and greater	1.00% (0.250% quarterly)

*	The rate is calculated in March, June, September and December. The rate is the monthly average of business days for these months as published by the Federal Reserve, or an equivalent if this rate is not available.
The Annual Charge is guaranteed not to change until the first Contract Anniversary after the Rider Effective Date. For a complete description of the charges shown above, refer to the Annual Charge provision of this Rider.
Beginning on the first Contract Anniversary after the Rider Effective Date, and on any subsequent Contract Anniversary, we may increase or decrease the Annual Charge subject to a 0.50% Increase Limit from the previous Contract Anniversary, and the Maximum Annual Charge and the Annual Charge ranges shown above. The Annual Charge may decrease, subject to the Minimum Annual Charge shown above. For a complete description of how the Annual Charge can change, please refer to the Change in Annual Charge provision of this Rider.
Please refer to the Appendix A attached to this rider for more information regarding the investment allocation requirements.
Maximum Age: 85
Initial Protected Payment Base maximum without Home Office Approval: $1,000,000
Lifetime Withdrawal Age: 59 1/2
Withdrawal Percentage: Determined by the age of the Designated Life at the time of withdrawal, according to the following table:

Age	Withdrawal Percentage
Before age 59 1/2	0%
59 1/2 and older	4.5%

ICC13:20-1260	2

Definition of Terms — Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount — The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions.
Designated Life — The person upon whose life the benefits of this Rider are based. The Owner/Annuitant will be the Designated Life. For non-natural owned contracts, the youngest Annuitant will be the Designated Life. The Designated Life cannot be changed.
Protected Payment Amount — The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.
If the Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, the Protected Payment Amount on any day after the Rider Effective Date is equal to zero ($0).
If the Designated Life is greater than or equal to the Lifetime Withdrawal Age shown in the Rider Specifications, the Protected Payment Amount on any day after the Rider Effective Date is equal to the applicable amount shown in the Rider Specifications multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year.
The Protected Payment Amount will never be less than zero. Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent contract year. Upon telephone or written request we will provide you with the Protected Payment Amount as of that day.
Protected Payment Base — An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.
Quarterly Rider Anniversary — Every three month anniversary of the Rider Effective Date.
Reset Date — Any Contract Anniversary after the Rider Effective Date on which an Automatic Reset occurs.
For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Guaranteed Withdrawal Benefit XI Rider — Single Life — You have purchased a Guaranteed Withdrawal Benefit XI Rider — Single Life. Subject to the terms and conditions described herein, this Rider:
(a)	allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

(b)	allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(c)	provides for Automatic Annual Resets of the Protected Payment Base.
Rider Eligibility - This Rider may be purchased and added to the Contract on the Contract Issue Date or Contract Anniversary, if available, provided that on the Rider Effective Date:
(a)	the age of the Designated Life is less than or equal to the Maximum Age shown in the Rider Specifications; and

ICC13:20-1260	3

(b)	except for Non-Natural Owners, the Owner and Annuitant is the same person; and

(c)	the Contract is not issued as an Inherited IRA, Inherited Roth IRA, or Inherited TSA; and

(d)	the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider.
Joint Owners may not purchase this Rider.
Please refer to Appendix A attached to this Rider. You will be notified in writing if we change these investment allocation requirements in the future.
We will provide you with an annual statement that lists the Protected Payment Amount and Protected Payment Base. You may also call our Service Center for additional information regarding the withdrawal benefits provided by this Rider.
Annual Charge — An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The initial Annual Charge, the Minimum Annual Charge and the Maximum Annual Charge are shown in the Rider Specifications.
The Annual Charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the current quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option.
If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior Quarter will be deducted from the Contract Value on that Quarterly Rider Anniversary.
If the Rider terminates prior to a Quarterly Rider Anniversary for reasons other than death of a Designated Life or when a death benefit becomes payable under the contract, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.
If the Rider terminates as a result of the death of the Designated Life, or when a death benefit becomes payable under the Contract, any annual charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.
We will waive the charge in the following cases:
(a)	the quarter in which the full annuitization of the Contract occurs;

(b)	beginning with the quarter after the Contract Value is zero.
Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.
Change in Annual Charge — Beginning on the first Contract Anniversary after the Rider Effective Date, and on any subsequent Contract Anniversary, we may change the Annual Charge. The new Annual Charge will remain in effect until the next Contract Anniversary. Any change in the Annual Charge will be communicated to the Owner in writing.
The Annual Charge may increase or decrease. Any increase in the Annual Charge will not exceed the Increase Limit shown in the Rider Specifications per Contract Year, nor exceed the Maximum Annual Charge and Annual Charge ranges shown in the Rider Specifications. There is no limit on the amount by which the Annual Charge may decrease, subject to the Minimum Annual Charge shown in the Rider Specifications.
Initial Values — The Protected Payment Base is initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary. The maximum initial Protected Payment Base without Home Office approval is shown in the Rider Specifications.

ICC13:20-1260	4

Subsequent Purchase Payments — Purchase Payments accepted after the Rider Effective Date will result in an increase in the Protected Payment Base by the amount of the Purchase Payment.
Limitation on Subsequent Purchase Payments — For the purposes of this Rider, we reserve the right to reject or restrict any subsequent Purchase Payments. If you previously purchased another living benefit rider for your Contract, subsequent Purchase Payments to your contract may already be restricted.
Withdrawal of Protected Payment Amount — While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider.
If a withdrawal does not exceed the Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base will remain unchanged
Withdrawals Exceeding Protected Payment Amount — Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount (including any applicable withdrawal charge) minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero.
WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
Withdrawals Taken Prior to the Lifetime Withdrawal Age (as shown in the Rider Specifications) — If a withdrawal is taken and the Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

(c)	Determine the new Protected Payment Base which equals the lesser of:
1.	The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.	The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.
The Protected Payment Base will never be less than zero. WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
Withdrawals to Satisfy Required Minimum Distribution (“RMD”) — No adjustment will be made to the Protected Payment Base if withdrawals made under this Rider exceed the Protected Payment Amount

ICC13:20-1260	5

immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, and further subject to the following:
•	you have authorized us to calculate and make periodic distribution of the annual RMD amount for the Calendar Year required based on the payment frequency you have chosen;

•	the annual RMD amount is based on the previous year-end fair market value of this Contract only; and

•	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.
The Company reserves the right to modify or eliminate the Withdrawals to Satisfy Required Minimum Distribution (“RMD”) provision if there is any change to the Internal Revenue Code or IRS rules relating to required minimum distributions, including the issuance of relevant IRS guidance. If the Company exercises this right, we will provide notice to the Owner.
Death Benefit Amount Adjustment — If a withdrawal, including an RMD withdrawal as described in the Withdrawals to Satisfy Required Minimum Distribution provision, does not exceed the value of the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Death Benefit Amount by the amount of the withdrawal.
If a withdrawal, except an RMD withdrawal, exceeds the value of the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Death Benefit Amount. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount (including any applicable withdrawal charge) minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine (“B”) where B equals the Contract Value immediately prior to the withdrawal minus the Protected Payment Amount immediately prior to the withdrawal;

(c)	Determine the ratio for proportionate reduction (“C”) where C equals (A divided by B);

(d)	Determine the new Death Benefit Amount which equals the greater of:
1.	The Contract Value as of that day, minus any withdrawals that day; or

2.	The aggregate Purchase Payments reduced by previous Death Benefit Amount Adjustments minus the Protected Payment Amount and then multiplied by (1-C).
This provision does not apply if 1) the Rider is terminated prior to the death of the Designated Life or when a death benefit becomes payable; or 2) you have an optional death benefit rider. If you have an optional death benefit rider, adjustments for withdrawals are made pursuant to the optional death benefit rider provisions.
Depletion of Contract Value — If the Designated Life was greater than or equal to the Lifetime Withdrawal Age shown in the Rider Specifications, and a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:
(a)	the Protected Payment Amount will be paid each year until the day of the death of the Designated Life or when a death benefit becomes payable under the Contract. The payments will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(b)	no additional Purchase Payments will be accepted under the Contract;

(c)	the death benefit amount is $0.
If the Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, and a withdrawal reduces the Contract Value to zero, this Rider will terminate.

ICC13:20-1260	6

Automatic Reset — On each Contract Anniversary while this Rider is in effect and before the Annuity Date, we will automatically reset the Protected Payment Base if the Protected Payment Base is at least $1.00 less than the Contract Value on that Contract Anniversary.
The Protected Payment Base will be reset to an amount equal to 100% of the Contract Value.
We will provide you with written confirmation of each automatic Reset.
Application of Rider Provisions — On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on withdrawals, the deduction of quarterly charges and any future reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.
Annuitization — If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:
(a)	the Life Only fixed annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only fixed annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)	the Protected Payment Amount in effect at the maximum Annuity Date.
If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base and Protected Payment Amount under this Rider will not be used in determining any annuity payments.
Termination of Rider — This Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;.

(b)	the date of the death of the Designated Life or when a Death Benefit becomes payable under the Contract;

(c)	the day the Contract is terminated in accordance with the provisions of the Contract;

(d)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount;

(e)	the day that the Contract Value is reduced to zero as a result of a withdrawal and the Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications;

(f)	the Annuity Date;

(g)	the day we are notified of a change in ownership of a non-qualified Contract, excluding
(i)	changes in ownership to or from certain trusts; or

(ii)	adding or removing the Owner’s spouse to the Contract.
This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under subparagraph (b) above.

ICC13:20-1260	7

Rider Effective Date — This Rider is effective on the Contract Date, unless a later date is shown below.
     Rider Effective Date:      Date
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer	Secretary

ICC13:20-1260	8

RIDER SAMPLE CALCULATIONS — FOR ILLUSTRATION PURPOSES ONLY
GUARANTEED WITHDRAWAL BENEFIT XI RIDER — SINGLE LIFE
The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
The values shown in Examples 1 through 4 are based on the following assumptions:
•	Rider purchased at Contract issue by a Designated Life who has reached the Lifetime Withdrawal Age

•	Withdrawal percentage of 4.5%

•	Automatic resets are shown

•	Investment returns are hypothetical
Example 1: Setting of Initial Values

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,500
Example 2: Subsequent Purchase Payment

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,500
Activity	$100,000		$202,000	$200,000	$9,000
Beginning of Year 2			$207,000	$207,000	$9,315
•	Since a subsequent purchase payment of $100,000 was made in the first Contract Year, the Protected Payment Base is increased by the amount of the purchase payment and the Protected Payment Amount is adjusted to equal 4.5% of the new Protected Payment Base.

•	An automatic Reset takes place at the beginning of Contract Year 2, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This resets the Protected Payment Base to $207,000 and the Protected Payment Amount increases to $9,315 (4.5% x $207,000).
Example 3: Withdrawal of Less than the Protected Payment Amount

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,500
Activity	$100,000		$202,000	$200,000	$9,000
Beginning of Year 2			$207,000	$207,000	$9,315
Activity		$5,000	$204,000	$207,000	$4,315
Beginning of Year 3			$205,000	$207,000	$9,315
Beginning of Year 4			$215,000	$215,000	$9,675

ICC13:20-1260	9

•	Since a withdrawal of less than the Protected Payment Amount takes place in Contract Year 2, the Protected Payment Base remains the same ($207,000) and the Protected Payment Amount is reduced by the amount of the withdrawal.

•	At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($205,000) is less than the Protected Payment Base ($207,000). The Protected Payment Base ($207,000) remains the same and the Protected Payment Amount is reset to $9,315 (4.5% x 207,000).

•	An automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($207,000). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $9,675 (4.5% x $215,000).
Example 4: Withdrawal Exceeding the Protected Payment Amount

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,500
Activity	$100,000		$202,000	$200,000	$9,000
Beginning of Year 2			$207,000	$207,000	$9,315
Activity		$20,000	$182,000	$195,512	$0
Beginning of Year 3			$192,000	$195,512	$8,798
Beginning of Year 4			$215,000	$215,000	$9,675
•	Since the $20,000 withdrawal in Contract Year 2 exceeds the Protected Payment Amount, the Protected Payment Base is reduced to $195,512
o	A = $10,685 = ($20,000 - $9,315)

o	B = 0.0555 = $10,685/($202,000 - $9,315); $202,000 = contract value prior to the $20,000 withdrawal

o	Protected Payment Base = $195,512 = $207,000 x (1 - 0.0555)

o	The Protected Payment Amount is reduced to $0 for the remainder of Contract Year 2
•	At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($192,000) is less than the Protected Payment Base ($195,512). The Protected Payment Base ($195,512) remains the same and the Protected Payment Amount is reset to $8,798 (4.5% x 196,567).

•	An automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($195,512). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $9,675 (4.5% x $215,000).

ICC13:20-1260	10

The values shown in Example 5 are based on the following assumptions:
•	Rider purchased at Contract issue by a Designated Life that is under the Lifetime Withdrawal Age

•	Withdrawal percentage is 4.5%

•	Automatic resets are shown

•	Investment returns are hypothetical
Example 5: Withdrawal Prior to Lifetime Withdrawal Age

				Contract	Protected	Protected
	Designated Life	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Age	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	Under Lifetime Withdrawal Age	$100,000		$100,000	$100,000	$0
Activity		$100,000		$202,000	$200,000	$0
Beginning of Year 2	Under Lifetime Withdrawal Age			$207,000	$207,000	$0
Beginning of Year 3	Under Lifetime Withdrawal Age			$220,000	$220,000	$0
Activity			$30,000	$180,000	$188,562	$0
Beginning of Year 4	Under Lifetime Withdrawal Age			$183,000	$188,562	$0
Activity	At Lifetime Withdrawal Age			$178,000	$188,562	$8,485
Beginning of Year 5	Over Lifetime Withdrawal Age			$185,000	$188,562	$8,485
Beginning of Year 6	Over Lifetime Withdrawal Age			$215,000	$215,000	$9,675
•	The Protected Payment Amount is equal to $0 until the Designated Life reaches the Lifetime Withdrawal Age.

•	Since the withdrawal of $30,000 is taken prior to the Lifetime Withdrawal Age in Contract Year 3, the Protected Payment Base is reduced to $188,562; the Protected Payment Base is reset to the lesser of:
o	The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B);
▪	A = $30,000

▪	B = 0.1429 = $30,000/$210,000; $210,000 = contract value prior to the $30,000 withdrawal

▪	Protected Payment Base = $188,562 = $220,000 x (1 - 0.1429)
o	The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.
▪	Protected Payment Base = $190,000 = $220,000 - $30,000
o	Since $188,562 is less than $190,000, the Protected Payment Base is reduced to $188,562
•	At the beginning of Contract Year 4, a Reset does not take place since the Contract Value ($183,000) is less than the Protected Payment Base ($188,562). The Protected Payment Base ($188,562) remains the same. Also, the Protected Payment Amount remains at $0 since the Designated Life has not reached the Lifetime Withdrawal Age.

•	During Contract Year 4, the Designated Life attains the Lifetime Withdrawal Age. At this time, the Protected Payment Amount is set to $8,485 (4.5.0% x $188,562).

•	At the beginning of Contract Year 5, a Reset does not take place since the Contract Value ($185,000) is less than the Protected Payment Base ($188,562). The Protected Payment Base ($188,562) and Protected Payment Amount ($8,485) remain the same.

•	An automatic Reset takes place at the beginning of Contract Year 6, since the Contract Value ($215,000) is higher than the Protected Payment Base ($188,562). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $9,675 (4.5% x $215,000).

ICC13:20-1260	11

Example #6 — Death Benefit Amount Adjustment for Withdrawal of Less than the Protected Payment Amount

Beginning		Protected		Contract	Death
of Contract	Purchase	Payment	Withdrawal	Value After	Benefit
Year	Payment	Amount	Amount	Transaction	Amount
1	$100,000	$4,500		$100,000	$100,000
2		$4,500		$80,000	$100,000
Activity		$0	$3,000	$77,000	$97,000
•	Due to the withdrawal of $3,000 (which is less than the Protected Payment Amount) made in Contract Year 2, the Death Benefit Amount is reduced to $97,000.
o	The Death Benefit Amount after a withdrawal that is less than the Protected Payment Amount = A – B, where:
▪	A = $100,000 = The Death Benefit Amount prior to the withdrawal

▪	B = $3,000 = The amount of the withdrawal
o	The Death Benefit Amount after the withdrawal of $3,000 = $100,000 - $3,000 = $97,000
Example #7 — Death Benefit Amount Adjustment for Withdrawal Exceeding the Protected Payment Amount

Beginning		Protected		Contract	Death
of Contract	Purchase	Payment	Withdrawal	Value After	Benefit
Year	Payment	Amount	Amount	Transaction	Amount
1	$100,000	$4,500		$100,000	$100,000
2		$4,500		$80,000	$100,000
Activity		$0	$10,000	$70,000	$88,548

•	Due to the withdrawal of $10,000 that exceeded the Protected Payment Amount in Contract Year 2, the standard death benefit amount is reduced to $88,548.
o	A = $5,500 = ($10,000 – $4,500)

o	B = $75,500 = ($80,000 – $4,500); $80,000 is Contract Value prior to $10,000 withdrawal

o	C = 0.0728 = ($5,500/($75,500);

o	D = New Death Benefit Amount = $88,548 = greater of:
▪	$70,000 (Contract Value as of that day, minus any withdrawals as of that day); or

▪	$88,548 ($100,000 – $4,500) x (1 – 0.0728)

ICC13:20-1260	12

APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
This summary outlines the general features of the investment allocation requirements applicable to this Rider. Details regarding the investment allocation models will be provided to you upon request.
Investment Allocation Requirements — The investment allocation requirements of this Rider consist of several different investment option programs, which are maintained by us for use in combination with certain optional Riders that are available with our variable annuity contracts. The investment option programs described herein may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. The investment option programs are asset allocation programs, which consist of the Edward Jones Sample Portfolios, Asset Allocation Strategies, and Custom Models. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the investment allocation requirements applicable to this Rider. You may allocate your Contract Value according to the following requirements:
1)	100% to one allowable Edward Jones Sample Portfolio, OR

2)	100% among the allowable Asset Allocation Strategies, OR

3)	100% among allowable investment options part of the Custom Models program.
Currently, the allowable Edward Jones Sample Portfolios, Asset Allocation Strategies, and Custom Models are as follows:

Edward Jones
Sample Portfolios	Asset Allocation Strategies	Custom Models
Balanced: Growth & Income Balanced Toward Growth Growth Focus	Alliance Bernstein VPS Balanced Wealth Strategy
BlackRock Global Allocation V.I. Fund
Franklin Templeton VIP Founding Funds
GE Investments Total Return Fund
MFS Total Return Series.
Pacific Dynamix Conservative Growth
Pacific Dynamix Growth
Pacific Dynamix Moderate Growth
PIMCO Global Multi-Asset Portfolio
Portfolio Optimization Aggressive-Growth
Portfolio Optimization Conservative
Portfolio Optimization Growth
Portfolio Optimization Moderate
	Portfolio Optimization Moderate Conservative	Allowable investment options within various asset groups as described in the Custom Models section of this Appendix A.
1)	Edward Jones Sample Portfolios

Edward Jones Sample Portfolios — The Edward Jones Sample Portfolios are asset allocation portfolios, each comprised of a selected combination of Investment Options. Currently, there are three (3) Edward Jones Sample Portfolios available for use in combination with certain optional Riders with our variable annuity contracts. The Investment Options that comprise the portfolios are selected in a manner intended to optimize returns for each portfolio, given a particular level of risk tolerance. The current portfolios and their investment categories are set out below.

ICC13:20-1260	13

Edward Jones Target Investment Categories

Balanced: Growth & Income		Balanced Toward Growth		Growth Focus
Income	50%	Income	35%	Income	20%
Growth & Income	30%	Growth & Income	35%	Growth & Income	40%
Growth	15%	Growth	25%	Growth	30%
Aggressive	5%	Aggressive	5%	Aggressive	10%
Shorter Investment Horizon Lower Risk Less Volatile		↔		Longer Investment Horizon Higher Risk More Volatile
Rebalancing — If an Edward Jones Sample Portfolio is selected for your investments, your Contract Value will be rebalanced on a quarterly basis to maintain the current allocations of your portfolio, since changes in the net asset values of the underlying portfolios in each model will alter your asset allocation over time.

2)	Custom Models — The Custom Models program allows you, with the help of your financial professional, to create your own asset allocation model that will comply with the investment allocation requirements applicable to this Rider. You will create your own model using the requirements listed below.

To create your model, you may select investment options from the available Categories listed in the table below. You must allocate at least 25% of your Purchase Payment or Contract Value into each one of the available Categories. You may not allocate more than 15% of your Purchase Payment or Contract Value into any one Investment Option within Category A, B, or C. Category D is optional and you are not required to allocate any part of your Purchase Payment or Contract Value to this Category. If you choose to allocate your Purchase Payment or Contract Value to Category D, you are allowed to allocate more than 15% to any one Investment Option within Category D. Allocation percentages among the Categories must total 100%. The model you create will be automatically rebalanced on a quarterly basis.

ICC13:20-1260	14

Category C –
Category A – Fixed-	Category B – Domestic	International Equity and	Category D – Asset
Income Portfolios	Equity Portfolios	Sector Portfolios	Allocation Strategies
Cash Management Diversified Bond High Yield Bond Inflation Managed Inflation Protected Managed Bond Short Duration Bond Templeton Global Bond Securities Fund Total Return Portfolio-VC	Comstock

Dividend Growth

Equity Index

Focused 30

Growth LT

Large-Cap Growth

Large-Cap Value

Main Street® Core

Mid-Cap Equity

Mid-Cap Growth

Mid-Cap Value

Small-Cap Equity

Small-Cap Growth

Small-Cap Index

Small-Cap Value

Capital Appreciation V.I. Fund

MFS Value Series

MFS Investors Growth Stock Series	Emerging Markets International Large-Cap International Value Real Estate International Small-Cap Mutual Global Discovery Securities Fund International Core Equity Portfolio-VC	Alliance Bernstein VPS Balanced Wealth Strategy

BlackRock Global Allocation V.I. Fund

Franklin Templeton VIP Founding Funds

GE Investments Total Return Fund

MFS Total Return Series.

Pacific Dynamix Conservative Growth

Pacific Dynamix Growth

Pacific Dynamix Moderate Growth

PIMCO Global Multi-Asset Portfolio

Portfolio Optimization Aggressive-Growth

Portfolio Optimization Conservative

Portfolio Optimization Growth

Portfolio Optimization Moderate

Portfolio Optimization Moderate Conservative
3) Asset Allocation Strategies — You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:
Pacific Dynamix Conservative Growth
Pacific Dynamix Moderate Growth
Portfolio Optimization Conservative
Portfolio Optimization Moderate-Conservative
Portfolio Optimization Moderate
American Funds® Asset Allocation
BlackRock Global Allocation V.I. Fund
Fidelity VIP FundsManager® 60%
First Trust /Dow Jones Dividend & Income Allocation Portfolio
GE Investments Total Return Fund
Invesco V.I. Balanced-Risk Allocation Fund
Janus Aspen Balanced
MFS Total Return Series
PIMCO Global Multi-Asset Portfolio
Allocations among these strategies must total 100%.

ICC13:20-1260	15

Purchase Payment Allocations — Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.
You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the investment options within your investment option program. However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed twenty four (24) months (if available).
The entire Contract Value must remain invested according to the investment allocation requirements applicable to this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the investment allocation requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).
Change of Investment Option Programs — Subject to trading restrictions, you may change your investment options at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your registered representative to assist you in determining which investment options are best suited to your financial needs, investment time horizon, and are consistent with your risk comfort level. You should periodically review those factors to determine if you need to change investment options to reflect such changes.
Termination of Investment Option Programs — If your investment allocation fails to meet the requirements of the investment option programs established for this Rider, this Rider will terminate.
You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:
(a)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the investment allocation requirements applicable to this Rider; or

(b)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program.
We will send you written notice in the event any transaction described in subparagraphs (a) through (b) above occur. You have ten (10) Business Days from the day the involuntary termination occurs to remedy the Rider termination by allocating your Purchase Payments or Contract Value to an allowable investment option.

ICC13:20-1260	16